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ARI NETWORK SERVICES, INC.

(Name of Registrant as Specified in its Charter)

PARK CITY CAPITAL, LLC PARK CITY CAPITAL OFFSHORE MASTER, LTD. MICHAEL J. FOX JOHN M. MUELLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Park City Capital Responds to ARI Network Services’ Retraction

Regarding Audit Chair Mortimore’s Troubling Track Record

DALLAS, TX, December 14, 2016 – Park City Capital, LLC, the beneficial owner of approximately 5.7% of the shares of ARI Network Services, Inc. (Nasdaq Capital Market: ARIS) that has initiated a proxy contest to elect two new directors to ARI’s six-member staggered board at ARI’s annual meeting to be held on January 5, 2017, is responding to ARI Network Services’ retraction regarding audit committee chair William C. Mortimore’s troubling track record. ARI’s retraction is significant, but it is buried at the bottom of its latest, largely redundant letter to shareholders.

In a press release dated December 2, 2016, ARI recklessly stated that “the SEC affirmatively notified Mr. Mortimore that he would not be the subject of any enforcement action or ongoing investigation, effectively exonerating him from any allegation of wrongdoing in the matter.”

Now, likely due to action by the SEC, ARI has retracted this statement by carefully stating the following:

“As a point of clarification, we wish to note that while Mr. Mortimore did in fact receive such a notification from the SEC, the SEC’s decision not to pursue an enforcement action did not constitute an ‘exoneration’ of Mr. Mortimore.”

ARI oddly defends Mortimore further by noting that under Mortimore’s tenure as audit chair ARI has had “No instances of financial restatements, No material weaknesses in internal controls, No material Code of Business Conduct and Ethics policy violations, No material Whistleblower Policy reports.” We would note that the executives at Merge Healthcare carried out a massive accounting fraud that impacted at least four years of the company’s financial statements, while Mortimore served as Chairman of the Board and a senior officer, before the fraud was discovered and reported. We believe it is odd that ARI would defend Mortimore’s troubling track record of inadequate financial oversight by noting that there have been no accounting problems discovered at ARI during his tenure as audit chair.

In its press releases dated November 30, 2016 and December 8, 2016, Park City Capital provided carefully supported facts about Mortimore’s involvement at Merge Healthcare, none of which were or can be disputed by the ARI board. We encourage shareholders to review the facts set out in our prior press releases. We believe ARI’s communications to shareholders regarding Mortimore’s troubling track record with SEC issues—calling them “baseless” and a “distraction”—have been sloppy and deceptive, as demonstrated by its recent retraction.

Park City’s concern and reason for initiating this proxy contest to elect two new directors to ARI’s six-member staggered board is that we believe the ARI board has not adequately reviewed and considered the current opportunity that the board has to sell the company at a significant premium. We believe the ARI board’s inadequate analysis and dismissiveness regarding the troubling track record of its audit committee chair Mortimore demonstrate the board’s lack of diligence and care in its decisions, which validates our stated concern.

We are asking shareholders to add our two highly qualified and independent director nominees to ARI’s six-member staggered board so that they can ensure that the ARI board fairly and properly fulfills its duties to shareholders—by properly vetting all directors, appointing an appropriate audit committee chair, and considering all potential strategic alternatives for shareholders.

Shareholders of ARI should have received Park City Capital’s proxy statement and BLUE proxy card in the mail. Please vote our BLUE proxy card in favor of our director nominees in support of our efforts to effect positive change at ARI for all shareholders.

We urge you not to return any proxy card provided by ARI. To support Park City Capital, you should return our BLUE proxy card and discard any proxy card you receive from ARI. You do not need to (and should not) vote “withhold” on ARI’s proxy card to vote for our director candidates. You should not vote for any of the director candidates nominated by ARI, or on any other matter, by returning ARI’s proxy card. If you have already provided ARI with an executed proxy, you may revoke it by executing a later dated BLUE proxy card.

If you do not receive our BLUE proxy card, or need any assistance with voting, please contact Alliance Advisors, our proxy advisor, toll-free at 855-737-3183.

If you would like to speak with Michael J. Fox of Park City Capital, we urge you to contact him directly at 214-855-0801.

# # #

Park City Capital, LLC and Park City Capital Offshore Master, Ltd. have filed with the Securities and Exchange Commission, and mailed to shareholders on or about November 29, 2016, a definitive proxy statement and a blue proxy card in connection with their solicitation of votes for the election of director nominees at the “2017” annual meeting of shareholders of ARI Network Services, Inc.

Park City Capital Offshore Master, Ltd. beneficially owns 1,000,000 shares of common stock of ARI. Park City Capital, LLC, which is the investment manager of Park City Capital Offshore Master, Ltd., and Michael J. Fox, who serves as the managing member of Park City Capital, LLC, also beneficially own these shares.

Park City Capital, LLC, Park City Capital Offshore Master, Ltd., their control persons, and their nominees to the ARI board are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation is included in Park City Capital’s definitive proxy statement and other materials filed with the SEC. SHAREHOLDERS OF ARI SHOULD READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND PARK CITY CAPITAL’S NOMINEES TO THE BOARD AND SOLICITATION OF PROXIES. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contact:

Alliance Advisors

Peter Casey, 973-873-7710

Toll-free number: 855-737-3183